Exhibit L
                                                                   PAGE 1
FOREST OIL CORPORATION
MONTHLY PAYMENT AMOUNT REPORT - Pursuant to Section ___ of Loan Agreement dated ______ __, 1993

                                         Production Month:___________, 19xx
                                             Payment Date:_________ 15, 19xx

I.Computation  of  Net  Operating Cash  Flow  (from  Lease  Operating
  Statements)
  a. Net Production Revenue
     i.   Total gas volume (mcf)
          Average gas price ($/mcf)               $ ______________
          Total gas revenue ($)                   $

     ii.  Total oil volume (bbls)
          Average oil price ($/bbl)               $ ______________
          Total oil revenue ($)                   $

     iii. Total other products revenue

     iv.  Effects of hedging

      v.   Adjustments (including advance payments
           and recoupments)                         ______________

     vi.   Net Production Revenue                                    0.00

  b. Operating Costs
     i.    Direct operating expenses            $
     ii.   Workover Expenses
     iii.  Overhead and Insurance
     iv.   Production Taxes
     v.    Ad Valorem Taxes
     vi.   Transportation Charges
     vii.  Adjustments                               ______________
     viii. Total Operating Costs                                     0.00

  c. Net Operating Cash Flow for the month                           0.00

  d. Times 90% applicable to Monthly Payment Amount                 X 90%
                                                           ______________

  e. Net Operating Cash Flow applicable to Monthly Payment Amount    0.00

II.  Computation of Capital Expenses

  a. Gross Capital Spending (from Capital Expenditure Summary)

  b. Times 80% applicable to Capital Expenses             X   80%
                                                        __________
  c. Capital Expenses                                                0.00
                                                            _____________
III. Computation of Monthly Payment Amount

  a. Net Operating Cash Flow less Capital Expenses
     equals Monthly Payment Amount due to Enron                 $    0.00

   b.  If Net Operating Cash Flow is less than Capital
       Expenses, then amount payable to Enron equals zero.      $







                                               Exhibit L
                                                                   PAGE 2
FOREST OIL CORPORATION
MONTHLY PAYMENT AMOUNT REPORT - Pursuant to Section ___ of Loan Agreement dated ______ __, 1993

                                         Production Month:___________, 19xx
                                             Payment Date:_________ 15, 19xx

IV.  Calculation of Interest Due

  a. Outstanding principal balance on previous
        Payment Date                             $

  b. Interest at Applicable Interest Rate of
        12.5% p.a.                                      x .125

  c. Number of days outstanding                     x 30 / 365
                                                  ____________

  d. Interest on previously reported principal                       $


V.   Application of Monthly Payment Amount

  a. Monthly Payment Amount                      $

  b. Less: Cumulative Capital Spending Carryover
        from prior month                           ___________

   c. i.   If positive, then equals Cash Flow
           Available for Principal and Interest  $        0.00

       Less: Total accrued interest              _____________

          Principal Amortization                                     $    0.00
                                                                      =========
       ii. If negative, then equals Capital Spending Carryover       $    0.00
                                                                      =========






VI. Balances after application of proceeds
                        Prior Balance  Current Activity   Current Balance

                        _____________  ________________   _______________

  a. Loan Principal                $           $               $    0.00

  b. Cumulative Capital
      Spending Carryover           $           $               $    0.00









                                      FOREST OIL CORPORATION
                                   CAPITAL EXPENDITURES SUMMARY
                                      ________________ , 19XX
                                          (In Thousands)


                                                                    Current
                            Net      ITD       FOC
                            AFE    Incurred  Working   FOC   Month     FOC
  AFE     Property         Amount   Costs   Interest   Net   FOC Net  Activity
  ___     ________         ______   _____   ________   ___   _______  ________
        Eugene Island 320 Project:
93-3190  Drill #3 Well     $                  66.67%


93-3335 Eugene Island 326 Project:
         Drill #3 Well                       100.00%

        Vermilion 255 Project:
93-2200  Design Tripod Plat.                  20.00%
93-2210  Fabricate Tripod Plat.               20.00%
93-2220  Install Tripod Plat.                 20.00%
93-2230  Design/insp./test- Fac.              20.00%
93-2240  Fab./Refurb. Test  Fac.              20.00%
93-2250  Hookup of Test Fac.                  20.00%
93-2260  Design/insp./2-6" P/Ls               20.00%
93-2270  Fabricate & Install P/Ls             20.00%
93-3280  Drill the #6 Well                    20.00%
93-3045  Drill the #5 Well                    20.00%
93-3240  Drill the #7 Well ______   _____     20.00%   ___   _______  _______

Total Vermilion 255 Project______   _____   ________   ___   _______  _______


Total Financed Projects    ======   =====   ========   ===   =======  =======